UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Focus Financial Partners Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Partners and Colleagues,

This morning we issued a press release announcing that Focus, Clayton, Dubilier & Rice (“CD&R”), and Stone Point Capital (“Stone Point”) have entered into a definitive agreement for Focus to be acquired by affiliates of CD&R. This will be an all-cash transaction valued at an enterprise value of over $7 billion, in which stockholders of Focus will receive $53 per share. Funds managed by Stone Point have agreed to retain a portion of their investment and provide new equity financing as part of the transaction. The Special Committee of Focus’ Board of Directors (the “Special Committee”) has unanimously determined that this transaction is fair to and in the best interests of Focus and its unaffiliated shareholders.

CD&R and Stone Point are making these investments because of the size of the global addressable market in independent wealth management and our advantageous competitive positioning. This transaction represents an important evolution in the resources we will have to invest, enabling us to increase the value we deliver to our partners and their clients. We are uniquely positioned to capitalize on industry trends while offering the expertise and resources that help our partners provide a differentiated service offering.

As today’s press release mentioned, the proposed transaction provides for a 40-day “go-shop” period that expires on April 8, 2023, allowing the Special Committee and its advisors to actively initiate, solicit and consider alternative acquisition proposals from third parties, with a 10-day extension for parties that submit acquisition proposals during the initial 40-day period that are reasonably likely to lead to a superior proposal. Closing of the transaction is also subject to stockholder approval, regulatory approvals, and other customary conditions.

We will follow up shortly with the details of a partners town hall. In the meantime, thank you again for your patience, trust, and extraordinary partnership during this process.

Best wishes…

Rudy

Cautionary Note Concerning Forward-Looking Statements

This communication contains certain forward-looking statements that reflect Focus’ current views with respect to certain current and future events. Specific forward-looking statements include, among others, statements regarding the potential benefits of the proposed transaction, Focus’ plans, objectives and expectations and consummation of the proposed transaction. These forward-looking statements are and will be, subject to many risks, uncertainties and factors which may cause future events to be materially different from these forward-looking statements or anything implied therein. These risks and uncertainties include, but are not limited to: the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction; risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals or the necessary approvals of the Focus’ stockholders) in the anticipated timeframe or at all; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Focus’ common stock; disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and partner firm clients and others with whom Focus and its partner firms do business; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; risks related to disruption of management’s attention from Focus’ ongoing business operations due to the proposed transaction; significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; global economic conditions; adverse industry and market conditions; the ability to retain management and other personnel; and other economic, business, or competitive factors. Any forward-looking statements in this communication are based upon information available to Focus on the date of this communication. Focus does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could affect Focus may be found in Focus’ filings with the Securities and Exchange Commission (the “SEC”).

Important Information for Stockholders

The proposed transaction will be submitted to the stockholders of Focus for their consideration. In connection with the proposed transaction, Focus will file a proxy statement and other materials with the SEC, and Focus, affiliates of Stone Point and affiliates of CD&R will jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). In addition, Focus may also file other relevant documents with the SEC regarding the proposed transaction. After the proxy statement and the Schedule 13e-3 have been cleared by the SEC, a definitive proxy statement, Schedule 13e-3 and WHITE proxy card will be mailed to the stockholders of Focus.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by Focus, at Focus’ website, www.focusfinancialpartners.com, or at the SEC’s website, www.sec.gov. The proxy statement, Schedule 13e-3 and other relevant documents may also be obtained for free from Focus by writing to Focus Financial Partners Inc., 875 Third Avenue, 28th Floor, New York, NY 10022, Attention: Investor Relations.

Participants in the Solicitation

Focus and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Focus in connection with the proposed transaction. Information about the directors and executive officers of Focus is set forth in the Proxy Statement on Schedule 14A for the 2022 annual meeting of Focus’ stockholders, which was filed with the SEC on April 14, 2022 and in other documents filed by Focus with the SEC. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.